Exhibit 99.1

Reformatted Portions of Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The following discussions and analysis provides information which management believes is relevant to an assessment and understanding of the Company’s results of operations and financial condition. The discussion should be read in conjunction with the Consolidated Financial Statements and the related notes thereto, and the Selected Financial Data and Operating Data contained elsewhere herein.

Critical Accounting Estimates and Judgments

     The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. In connection with the preparation of these financial statements, we are required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses, and related disclosure of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, the allowance for doubtful accounts, medical claims reserve, valuation of assets held for sale and costs to return aircraft and a valuation allowance for certain deferred tax assets. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Such historical experience and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations. The impact of these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. The discussion below is not intended to be a comprehensive list of our accounting policies. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements, which contains accounting policies and other disclosures required by accounting principles generally accepted in the United States of America.

Revenue Recognition

     The financial arrangement between Mesa and their code-share partners involve either a revenue-guarantee or pro-rate arrangement. Under a revenue-guarantee arrangement, the major airline generally pays a monthly guaranteed amount. Both the America West code-share agreement and the US Airways regional jet code-share agreement are revenue-guarantee flying agreements. Under the terms of these flying agreements, the major carrier controls marketing, scheduling, ticketing, pricing and seat inventories. The Company receives a guaranteed payment based upon a fixed minimum monthly amount plus amounts related to departures and block hours flown plus direct reimbursement of expenses such as fuel, landing fees and insurance. Among other advantages, revenue-guarantee arrangements reduce the Company’s exposure to fluctuations in passenger traffic and fare levels, as well as fuel prices. The US Airways turboprop and the Frontier JetExpress code-share agreements are pro-rate agreements.

Allowance for Doubtful Accounts

     As discussed above, amounts billed under revenue guarantee arrangements are subject to the interpretation of the applicable code-share agreement and are subject to audit by the code-share partner. Periodically our code-share partners dispute amounts billed and pay amounts less than those billed. Ultimate collection of the remaining amounts not only depends upon Mesa prevailing under audit, but also upon the financial well-being of the code-share partner. As such, the Company periodically reviews amounts past due and records a reserve for amounts estimated to be uncollectible. The allowance for doubtful accounts was $12.8 million and $14.7 million at September 30, 2002 and 2001, respectively. If the Company’s actual ability to collect these receivables and the actual financial viability of its partners is materially different than estimated, the Company’s estimate of the allowance could be materially understated or overstated.

Accrued Health Care Costs

     The Company is currently self-insured for health care costs and as such, estimates a reserve for the cost of claims that have not been paid as of the balance sheet date. The Company’s estimate of this reserve is based upon historical claim experience and upon the recommendations of its health care provider. At September 30, 2002 and 2001, the Company has accrued $2.0 million and $1.4 million, respectively, for the cost of future health care claims. If the ultimate development of these claims is significantly different than those that have been estimated, the reserves for future health care claims could be materially overstated or understated.

Long-lived Assets, Aircraft and Parts Held for Sale

     Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. The Company determines the fair value based upon estimates of future cash flows, market value of similar assets and/or independent appraisals.

     Long-lived assets to be disposed of and parts held for sale are reported at the lower of carrying amount or fair value less cost to sell. Aircraft and parts held for sale are comprised of aircraft the Company has identified as surplus as well as expendable and rotable inventory that is in excess of the Company’s needs. Aircraft currently identified as held for sale are under contract to return to the manufacturer and are valued at the contract price, less the cost to return the aircraft to meet the manufacturer’s return conditions. The Company estimates quantities of rotable and expendable inventory that are surplus to its needs by employing independent consultants who utilize mathematical models to determine optimum inventory levels based on such variables as size of fleet, number of maintenance bases and desired reliability. Quantities of rotable and expendable inventory that are surplus to the Company’s needs are valued at fair market value, less costs to sell. Fair market value is determined based upon the Company’s experience in selling similar assets and outside appraisals. If the actual value of these surplus parts is materially different than estimated, the Company’s estimate of fair market value could be materially understated or overstated.

Costs to Return Aircraft Held for Sale

     The Company periodically returns aircraft to the manufacturer or lessor that have been identified as excess. It is standard practice in the industry that aircraft returns must meet established contractual return conditions. The ultimate cost of completing the maintenance necessary to meet these return conditions is not known until all the work is completed and accepted by the manufacturer or lessor. As such, it has been the Company’s experience that these repair costs range from $90,000 to $700,000 per aircraft depending on several factors including the age and maintenance status of the aircraft. Based upon our past experience and knowledge of these particular aircraft, we believe $160,000 per aircraft was a reasonable estimate of the return costs. At September 30, 2002 and 2001, the Company accrued $8.1 million and $4.7 million, respectively, for the cost to return aircraft. If the ultimate cost to return these aircraft is significantly different than what has been estimated, the reserves for the costs to return aircraft could be materially overstated or understated.

Valuation Allowance for Deferred Tax Assets

     The Company records deferred tax assets for the value of benefits expected to be realized from the utilization of alternative minimum tax credit carryforwards and state and federal net operating loss carryforwards. The Company periodically reviews these assets for realizability based upon expected taxable income in the applicable taxing jurisdictions. To the extent the Company believes some portion of the benefit may not be realizable, an estimate of the unrealized portion is made and an allowance is recorded. At September 30, 2002 and 2001, the Company had a valuation allowance for certain deferred tax assets not expected to be realized of $2.9 million and $2.2 million, respectively. Realization of these deferred tax assets is dependent upon generating sufficient taxable income prior to expiration of any net operating loss carryforwards. The Company believes it will generate sufficient taxable income in the future to realize these net operating loss carryforwards as the Company has had pretax income in fiscal 2002 and 2001 (excluding impairment charges) and as the Company has taken steps to minimize the financial impact of its unprofitable subsidiaries. Although realization is not assured, management believes it is more likely than not that the recorded deferred tax asset, net of the valuation allowance provided, will be realized.

Results of Operations

General

     Mesa Air Group, Inc. and its subsidiaries (collectively referred to herein as “Mesa” or the “Company”) is an independently owned regional airline serving 147 cities in 37 states, Canada and Mexico. At September 30, 2002, Mesa operated a fleet of 124 aircraft and had approximately 889 daily departures.

     Mesa’s airline operations during fiscal year 2002 were conducted by three regional airline subsidiaries primarily utilizing hub-and-spoke systems. Mesa Airlines, a wholly owned subsidiary of Mesa, operates as America West Express under a revenue-sharing code-share agreement with America West Airlines, Inc., as US Airways Express under code-sharing agreements with US Airways, Inc. and as Frontier Jet Express under a code-sharing agreement with Frontier. Air Midwest, Inc., a wholly owned subsidiary of Mesa, also operates under a code-sharing agreement with US Airways and flies as US Airways Express and also operates an independent division, doing business as Mesa Airlines, from Albuquerque, New Mexico and Dallas, Texas. Air Midwest also has a code-sharing agreement with Midwest Express in Kansas City on flights operated as US Airways Express. Prior to it ceasing operations on November 4, 2002, CCAir, a wholly owned subsidiary of Mesa, operated under a code-share agreement with US Airways that permitted CCAir to operate under the name US Airways Express and to charge their joint passengers on a combined basis with US Airways. In addition, Freedom Airlines, Inc., a wholly owned subsidiary of Mesa Air Group began operating as America West Express pursuant to the revenue-sharing code-share agreement with America West in October 2002.

     The Company’s fleet of Beechcraft 1900D aircraft are owned by Mesa Airlines. As such, the associated aircraft and debt are recorded on the separate company financial statements of Mesa Airlines. These aircraft are operated by Air Midwest, and as a result, the depreciation and interest associated with these aircraft are charged to Air Midwest by Mesa. Any impairment charges related to these aircraft are recorded on the separate company financial statements of Mesa Airlines.

     The following tables set forth selected operating and financial data of the Company for the years indicated below.

	Operating Data
	Years Ended September 30,

	2002	2001	2000

Passengers	5,118,839	4,789,180	4,457,989
Available seat miles (“ASM”)(000s)	3,459,427	3,289,216	2,951,116
Revenue passenger miles (000s)	1,986,164	1,796,058	1,561,197
Load factor	57.4%	54.6%	52.9%
Yield per revenue passenger mile (cents)	25.0	28.8	30.2
Revenue per ASM (cents)	14.4	15.9	16.0
Operating cost per ASM (cents)	14.6	18.1	14.5
Average stage length (miles)	298	268	250
Number of operating aircraft in fleet	124	118	133
Gallons of fuel consumed	90,969,241	86,977,636	78,832,519
Block hours flown	352,323	383,310	395,446
Departures	285,680	323,675	343,638

	Operating Expense Data
	Years Ended
	September 30, 2002, 2001 and 2000

	2002			2001			2000

			Cost			Cost			Cost
		Percent	Per		Percent	Per		Percent	Per
	Amount	of Total	ASM	Amount	of Total	ASM	Amount	of Total	ASM
	(000s)	Revenues	(cents)	(000s)	Revenues	(cents)	(000s)	Revenues	(cents)

Flight operations	$262,501	52.8%	7.6	$272,944	52.2%	8.3	$223,200	47.3%	7.6
Maintenance	100,037	20.1%	2.9	100,848	19.3%	3.1	83,473	17.7%	2.8
Aircraft & traffic servicing	46,057	9.3%	1.3	53,776	10.3%	1.6	53,838	11.4%	1.8
Promotion & sales	12,547	2.5%	0.4	22,243	4.2%	0.7	26,554	5.6%	0.9
General & administrative	44,256	8.9%	1.3	49,676	9.5%	1.5	27,103	5.7%	0.9
Depreciation & amortization	10,932	2.2%	0.3	13,680	2.6%	0.4	15,630	3.3%	0.5
Impairment and restructuring charge	26,675	5.4%	0.8	80,853	15.4%	2.5	—	—	—

Total operating expenses	$503,005	101.2%	14.6	$594,020	113.5%	18.1	$429,798	91.0%	14.5

Interest expense	$5,440	1.1%	0.2	$13,469	2.6%	0.4	$15,463	3.3%	0.5

Other income (expense)	$(3,404)	0.7%	(0.1)	$10,914	2.1%	0.3	$(691)	0.1%	(0.0)

     The Company has four airline operating subsidiaries, Mesa Airlines, Freedom Airlines, Air Midwest and CCAir and various other subsidiaries organized to provide support for the Company’s airline operations. The Company has aggregated these operating segments into four reportable segments. Mesa and Freedom primarily operate the Company’s regional jets. Air Midwest operates the Company’s Beech 1900 turboprop aircraft. CCAir, operates a mixed fleet of turboprop aircraft. The Other reportable segment includes Mesa Air Group, RAS, MPD, MAG-AIM, MAGI and UFLY, all of which support Mesa’s operating subsidiaries.

     Mesa and Freedom provide passenger service with regional jets under revenue-guarantee contracts with America West, US Airways and Frontier Airlines. Mesa Airlines also provides passenger service with Dash-8 aircraft under a revenue-guarantee contract with America West and under a pro-rate contract with US Airways. As of September 30, 2002, Mesa and Freedom operated a fleet of 65 aircraft – 32 CRJs, 21 ERJs and 12 Dash-8’s.

     Air Midwest provides passenger service with Beechcraft 1900D aircraft under the revenue-guarantee contract with America West and under pro-rate contracts with US Airways and Midwest Airlines. As of September 30, 2002, Air Midwest operated a fleet of 37 Beechcraft 1900D turboprop aircraft.

     CCAir provides passenger service with Dash-8 and Jetstream 31 turboprop aircraft under pro-rate revenue contracts with US Airways. As of September 30, 2002, CCAir operated a fleet of 14 aircraft – 9 Jetstreams and 5 Dash-8’s.

     The Other category consists of Mesa Air Group (holding company), MPD, RAS, MAGI and UFLY. Mesa Air Group performs all administrative functions not directly attributable to any specific operating company. These administrative costs are allocated to the operating companies based upon specific criteria including headcount, ASM’s and other operating statistics. MPD operates pilot training programs in conjunction with San Juan College in Farmington, New Mexico and Arizona State University in Tempe, Arizona. Graduates of these training programs are eligible to be hired by the Company’s operating subsidiaries. RAS primarily provides repair services to the Company’s operating subsidiaries. MAGI is a captive insurance company located in Barbados. UFLY was established for the purpose of making strategic investments in other airline’s common stock.

Year ended
September 30, 2002 (000’s)	Mesa/ Freedom	Air Midwest	CCAir	Other	Total

Total operating revenues	$372,370	$94,333	$24,335	$5,745	$496,783
Total operating expenses	346,284	93,250	58,418	5,053	503,005
Operating income (loss)	26,086	1,083	(34,083)	692	(6,222)

Year ended
September 30, 2001 (000’s)	Mesa/ Freedom	Air Midwest	CCAir	Other	Total

Total operating revenues	$320,766	$135,147	$61,069	$6,396	$523,378
Total operating expenses	389,038	129,820	67,301	7,861	594,020
Operating income (loss)	(68,272)	5,327	(6,232)	(1,465)	(70,642)

Year ended
September 30, 2000 (000’s)	Mesa/ Freedom	Air Midwest	CCAir	Other	Total

Total operating revenues	$291,163	$103,491	$76,958	$—	$471,612
Total operating expenses	261,107	94,474	73,983	234	429,798
Operating income (loss)	30,056	9,017	2,975	(234)	41,814

Fiscal 2002 Versus Fiscal 2001

Operating Revenues

     In fiscal 2002, operating revenues decreased by $26.6 million (5.1%) to $496.8 million, from $523.4 million in fiscal 2001. Mesa and Freedom revenue increased $51.6 million. The primary reason for the increase was the addition of 13 regional jets that were placed into service in 2002 (eight of which were operated pursuant to revenue-guarantee agreements for the majority of the year). Offsetting this increase, pro-rate revenue at Air Midwest decreased $40.8 million and pro-rate revenue at CCAir decreased $36.7 million. The decrease in pro-rate revenue was primarily due to reductions in pro-rate flying capacity and industry-wide declines in load factors as a result of September 11th. As a result of decreases in capacity and the effects of the events of September 11, 2001, passengers traveling on such pro-rate flights decreased 42.9% for the year. Under revenue-guarantee contracts, we are substantially insulated from industry passenger trends.

Operating Expenses

Flight Operations

     In fiscal 2002, flight operations expense decreased 3.8% to $262.5 million (7.6 cents per ASM) from $272.9 million (8.3 cents per ASM) in fiscal 2001. Flight operations expense for Mesa and Freedom increased $19.0 million due to the addition of 13 regional jets. This increase was offset by decreases of $15.7 million at Air Midwest and $10.9 million at CCAir, which were primarily attributable to the reduction in turboprop flying as well as cost reduction initiatives related to the turboprop operation that included $1.0 million associated with the Raytheon agreement. The decrease on a cost per ASM basis for the year ended September 30, 2002, is a result of an increase in the proportion of regional jet ASMs in our fleet. Regional jets generally have lower operating costs per ASM than turboprop aircraft.

Maintenance Expense

     In fiscal 2002, maintenance expense decreased 0.8% to $100.0 million (2.9 cents per ASM) from $100.8 million (3.1 cents per ASM) in fiscal 2001. The decrease in maintenance costs for fiscal 2002 is primarily the result of $3.4 million in benefits received by Air Midwest as part of the cost reduction agreement reached with Raytheon Aerospace and reduced turboprop flights at both Air Midwest and CCAir. This decrease was offset by higher than expected engine maintenance in the fourth quarter at Mesa and Freedom due to problems related to unexpected component failures, resulting in the premature removal and overhaul of jet engines. The decrease in cost per ASM is a result of an increase in the proportion of regional jet ASMs and the turboprop cost reduction initiatives.

Aircraft and Traffic Servicing Expense

     In fiscal 2002, aircraft and traffic servicing expense decreased 14.4% to $46.1 million (1.3 cents per ASM) from $53.8 million (1.6 cents per ASM) in fiscal 2001. The decrease in aircraft and traffic service expense is primarily due to reductions in turboprop flights that resulted in decreases of $5.0 million at Air Midwest and $3.9 million at CCAir. These decreases were slightly offset by an increase in aircraft and traffic servicing expense at Mesa and Freedom of $1.1 million due to the operation of more regional jets. On an ASM basis, the reduction is a result of the increase in the proportion of regional jet ASMs. The Company can service regional jets with the same number of personnel as smaller turboprop aircraft even though regional jets carry more passengers. In addition, the Company also had more regional jets in service under the US Airways contract in 2002 than in 2001. Under our regional jet contract with US Airways, many of the aircraft and traffic servicing expenses are absorbed directly by US Airways.

Promotion and Sales

     In fiscal 2002, promotion and sales expense decreased 43.6% to $12.5 million (0.4 cents per ASM) from $22.2 million (0.7 cents per ASM) in fiscal 2001. The decrease is primarily a result of decreases in booking fees and franchise fees paid to the Company’s code-share partners by Air Midwest of $4.9 million and CCAir of $5.0 million as a result of the decrease in pro-rate passenger traffic. Our contract with America West and our jet contract with US Airways eliminate booking fees and travel agency commissions being charged directly to the Company and as such, these costs per ASM are expected to decline as the America West Express and US Airways Express jet operations continue to grow.

General and Administrative Expense

     In fiscal 2002, general and administrative expense decreased 10.9% to $44.3 million (1.3 cents per ASM) from $49.7 million (1.5 cents per ASM) in fiscal 2001. The decrease is primarily due to a reduction in bad debt expense of $13.0 million at Mesa and Freedom, which was due to allowances for receivables recorded in the prior year as a result of the effect that terrorist attacks that took place on September 11, 2001 had on our code-share partners. In addition, professional fees at Mesa decreased approximately $3.0 million as the majority of the legal costs associated with the Beus Gilbert matter were accrued in 2001. We also reduced our 401(k) matching contribution by $0.7 million in 2002. These decreases were offset by increases in passenger liability insurance of $9.9 million due to increased premiums as a result of the events of September 11, 2001 as well as a $4.3 million contract claim release to US Airways as a result of the US Airways bankruptcy restructuring.

Depreciation and Amortization

     In fiscal 2002, depreciation and amortization expense decreased 20.1% to $10.9 million (0.3 cents per ASM) from $13.7 million

(0.4 cents per ASM) in fiscal 2001. The decrease in depreciation occurred primarily at Air Midwest as a result of the cessation of depreciation on aircraft and parts held for sale and reduced depreciation expense on the aircraft that were impaired at September 30, 2001. We are also no longer incurring goodwill amortization expense as all goodwill was written off at September 30, 2001.

Impairment and Restructuring Charges

     In the fourth quarter of fiscal 2002, the Company’s subsidiary, CCAir made a decision to discontinue its operations. As a result of this decision, CCAir recorded a restructuring and impairment charge of $19.8 million. The charge is comprised of $0.7 million of severance and other employee related liabilities, $4.6 million in aircraft related return costs, $7.8 million for future aircraft lease payments, $4.1 million to reduce the value of rotable and expendable inventory to fair market value less costs to sell, $0.9 million to write off the value of equipment and leasehold improvements and $1.7 million to reduce maintenance deposits held by a lessor to net realizable value.

     Also in the fourth quarter of fiscal 2002, we returned 12 of the 15 B1900D aircraft permitted under our agreement with Raytheon. As a result of unanticipated increases in the cost of meeting return conditions, Mesa and Freedom recorded an additional impairment charge of $3.3 million. The remaining three aircraft are expected to be returned to Raytheon by the end of the fiscal second quarter of 2003. A charge of $3.6 million was also taken in the Other Segment to accrue for the remaining lease payments and future costs of returning two Shorts 360 aircraft the Company is subleasing to an operator in Europe.

Interest Expense

     The decrease in interest expense of $8.1 million from $13.5 million in 2001 to $5.4 million in 2002 primarily occurred at Mesa and Freedom due to reduced interest rates on our Beechcraft 1900D aircraft as the majority of the fleet is financed at variable interest rates as well as $0.9 million in benefits received by Air Midwest from Raytheon Aerospace as part of the cost reduction agreement.

Other Income and Expense

     In fiscal 2002, other income and expense decreased $14.3 million from income of $10.9 million (0.3 cents per ASM) in 2001 to expense of $3.4 million in 2002. Included in other income is $3.2 million in net investment related losses (unrealized losses of $5.2 million offset by realized gains of $2.0 million). The investment losses in the Other Segment include losses from the Company’s portfolio of aviation related securities, including $1.9 million incurred by our subsidiary UFLY. The minority interest in these losses is deducted out of our net income or loss after income taxes. Included in other income for fiscal 2001 was $14.7 million in grants awarded by the DOT as part of the Airline Transportation Safety and System Stabilization Act; of this amount, Mesa was awarded $11.6 million, Air Midwest was awarded $2.2 million and CCAir was awarded $0.9 million.

Fiscal 2001 Versus Fiscal 2000

Operating Revenues

     In fiscal 2001, operating revenues increased by $51.8 million (11.0%) to $523.4 million, from $471.6 million in fiscal 2000. The increase was primarily due to revenue derived from 13 additional regional jets employed under revenue-guarantee contracts with America West and US Airways at Mesa. This increase was offset by a decrease in revenues at Mesa due to the transfer of Mesa’s Beechcraft 1900D aircraft operations to Air Midwest. Air Midwest revenues increased as a result of the transfer of Mesa’s Beechcraft 1900D aircraft operations. These increases in revenue were offset by a decrease in revenue at CCAir due to a decline in turboprop flying. Overall there was a decrease in turboprop ASM’s of 16% at Air Midwest and CCAir. The other segment revenues represent the revenues from MPD and RAS.

Operating Expenses

Flight Operations

     In fiscal 2001, flight operations expense increased 22.3% to $272.9 million (8.3 cents per ASM) from $223.2 million (7.6 cents per ASM) in fiscal 2000. The increase was primarily related to increases at Mesa of $41.4 million due to increased fuel costs of approximately $18.1 million, increased lease costs of approximately $21.6 million and increased pilot wages of approximately $9.0 million. These expense increases were the result of adding additional regional jets in fiscal 2001. These increases were offset by decreases in Mesa’s expenses due to transferring the Beechcraft 1900D aircraft operations to Air Midwest. Air Midwest’s flight operations expense increased $12.2 million due to the transfer of the Beechcraft 1900D operations from Mesa to Air Midwest. CCAir flight operations expense decreased $5.3 million due to the reduction of turboprop flying.

Maintenance Expense

     In fiscal 2001, maintenance expense increased 20.8% to $100.8 million (3.1 cents per ASM) from $83.5 million (2.8 cents per ASM) in fiscal 2000. Maintenance expense increased at Mesa by $2.5 million and Air Midwest by $14.4 million primarily due to the increased number of activity based or time sensitive maintenance events and the expiration of the warranty period on many of our CRJ aircraft.

Aircraft and Traffic Servicing Expense

     In fiscal 2001, aircraft and traffic servicing expense decreased 0.1% to $53.8 million (1.6 cents per ASM) from $53.8 million (1.8 cents per ASM) in fiscal 2000. Even though 2001 aircraft and traffic servicing expenses were consistent with 2000 in total, Air Midwest’s aircraft and traffic servicing expense increased $4.0 million due to the transfer of the Beechcraft 1900D operations from Mesa to Air Midwest. This increase was offset by a decrease in Mesa’s expense of $1.4 million due to transferring the Beechcraft 1900D aircraft operations to Air Midwest. CCAir’s aircraft and traffic servicing expense decreased $2.6 million due to the reduction of turboprop flying.

Promotion and Sales

     In fiscal 2001, promotion and sales expense decreased 16.2% to $22.2 million (0.7 cents per ASM) from $26.6 million (0.9 cents per ASM) in fiscal 2000. The decrease is primarily a result of decreases in booking fees and franchise fees paid to the Company’s code-share partners by Mesa of $3.8 million and CCAir of $2.0 million as a result of the transfer of the Beechcraft 1900D operations from Mesa to Air Midwest and the decrease in pro-rate passenger traffic at CCAir. These decreases were offset by an increase of $1.3 million as a result of the transfer of the Beechcraft 1900D operations from Mesa to Air Midwest.

General and Administrative Expense

     In fiscal 2001, general and administrative expense increased 83.3% to $49.7 million (1.5 cents per ASM) from $27.1 million (0.9 cents per ASM) in fiscal 2000. The $22.6 million increase is primarily due to $14.6 million in allowances taken by Mesa on receivables from code-share partners as a result of the impact of the attacks of September 11th and the impact that the decline in passenger traffic and softening economy have had on their business and ability to pay, Mesa also took $4.8 million in reserves for professional fees and had an increase of approximately $2.3 million in property taxes as a result of increases to its jet fleet.

Depreciation and Amortization

     In fiscal 2001, depreciation and amortization expense decreased 12.5% to $13.7 million (0.4 cents per ASM) from $15.6 million (0.5 cents per ASM) in fiscal 2000. The decrease is primarily due to the cessation of depreciation on aircraft and parts held for sale by Mesa.

Impairment and Restructuring Charges

     In the second quarter of fiscal 2001, Mesa recognized a charge of approximately $22.7 million on 15 B1900D aircraft we returned or intend to return to the manufacturer. The charge was comprised of an impairment loss to write the aircraft down to the contractual selling price less the estimated costs to prepare the aircraft for return to the manufacturer.

     Due to the economic slowdown and the effects of the terrorist attacks in the fourth quarter of fiscal 2001, Mesa and Air Midwest wrote off the unamortized value of the goodwill associated with certain B1900D route systems totaling $9.3 million.

     Mesa also took an additional charge of approximately $40.7 million related to its B1900D fleet. The charge is comprised of an impairment loss of $40.4 million on the value of 36 B1900D aircraft the Company is planning to continue to fly.

     In the fourth quarter of fiscal 2001, CCAir management made the decision to discontinue operating Jetstream Super 31 aircraft from its Charlotte hub. As a result of this decision, CCAir took a $4.9 million charge that is included in other accrued liabilities and other non-current liabilities at September 30, 2001. The charge is comprised of $3.6 million related to the remaining lease payments on nine Jetstream Super 31 aircraft, $1.2 million related to the costs to buyout the remaining term of the maintenance contract associated with these aircraft and $0.1 million related to costs to return the aircraft.

     Mesa also elected to accelerate the disposition of excess inventory. During the fourth quarter of fiscal 2001, an independent consulting firm was hired to determine our inventory needs and to value our surplus inventory. Prior to September 11, 2001, Mesa had been selling off surplus inventory on a passive basis as opportunities arose. As a result of this decision, Mesa took a $3.2 million charge to reduce its surplus inventory to net realizable value, less cost to sell. The surplus inventory is carried on the balance sheet under the heading of aircraft and parts held for sale.

Other Income and Expense

     Included in other income is $14.7 million related to amounts received and to be received from the DOT under the Air Transportation Safety and Stabilization Act; of this amount, Mesa was awarded $11.6 million, Air Midwest was awarded $2.2 million and CCAir was awarded $0.9 million. This amount is offset by $3.7 million in net investment related losses (unrealized losses of $8.0 million offset by realized gains of $4.3 million) included in the Other Segment.

Liquidity and Capital Resources

     We had cash, cash equivalents and marketable securities of $54.4 million at September 30, 2002, compared to cash, cash equivalents and marketable securities of $83.3 million at September 30, 2001. Primary uses of cash included (i) repaying $20.0 million in funds borrowed under our line of credit after September 11th, 2001, (ii) reducing accounts payable by $19.7 million after extending the days outstanding in the periods following the events of September 11, 2001, (iii) capital expenditures of $13.5 million (primarily rotable aircraft parts), (iv) principal payments on long-term debt of $9.4 million, (v) cost to return aircraft of $6.6 million and (vi) repurchases of common stock of $6.0 million. Offsetting these uses of cash, cash sources included (i) receiving $13.0 million from past contractual claims and $5.2 million in various lease incentives that are included in deferred credits, (ii) sales and reductions in levels of expendable and rotable inventory of $19.2 million, (iii) net return of aircraft deposits of $4.9 million and (iv) net contributions from minority interest shareholders of UFLY of $2.0 million. The above factors, among others, resulted in a $28.6 million decrease in cash, cash equivalents and marketable securities during fiscal 2002, which comprises the majority of the decrease noted above.

     As of September 30, 2002, we had receivables of approximately $29.1 million (net of an allowance for doubtful accounts of $12.8 million), compared to $29.4 million (net of an allowance for doubtful accounts of $14.7 million) at September 30, 2001. The amounts due consist primarily of receivables due from our code-share partners, passenger ticket receivables due through the Airline Clearing House (“ACH”) and amounts due from the DOT under the Airline Stabilization Act. The allowance for doubtful accounts was decreased as a result of the settlement with US Airways where previously reserved receivables were written off against the allowance.

     During fiscal 2002, we had code-share agreements with America West, US Airways, Frontier Airlines and Midwest Express Airlines. Approximately 98%, 97% and 95% of the Company’s consolidated passenger revenue for the years ended September 30, 2002, 2001 and 2000, respectively, were derived from these agreements. Accounts receivable from our code-share partners were 57% and 29% of total gross accounts receivable at September 30, 2002 and 2001, respectively.

     A reduction in business travel, a slowing economy and the terrorist attacks of September 11, 2001 all have had a significant impact on the airline industry, including America West and US Airways. Continuing declines in the economy or an inability to receive government grants and loan guarantees could have a material adverse effect on the viability of either of these airlines. A termination of the America West or US Airways code share agreements (specifically the jet contracts) would have a material adverse effect on our business prospects, financial position, results of operations and cash flows.

     If a termination without renewal should occur, management believes they would be able to reduce costs quickly through reductions in headcount or parking aircraft. Additionally management believes they could continue flying certain routes or transfer certain aircraft, particularly the regional jets, to new markets and new code-share arrangements with other carriers. As of December 6, 2002, we had cash and marketable securities in excess of $45.0 million. Management believes additional proceeds of approximately $10 million could be generated through the cancellation of aircraft orders. Management believes these actions would provide sufficient working capital to meet its operating needs.

     In June 1999, we entered into an agreement with Empresa Brasiliera de Aeronautica SA (“Embraer”) to acquire 36 Embraer ERJ-145 50-passenger regional jets. We introduced the ERJ-145 aircraft into revenue service in the third quarter of fiscal 2000 as US Airways Express. As of September 30, 2002, the Company had taken delivery of 32 ERJ-145’s, which have been financed as operating leases. We have the right to cancel the four remaining firm aircraft. In conjunction with this purchase agreement, we have $4.2 million remaining on deposit with Embraer, which is included with lease and equipment deposits at September 30, 2002. The remaining deposit will be returned either upon the delivery of the last four aircraft or notification by us of our intention to cancel the orders.

     We have significant long-term lease obligations primarily relating to our aircraft fleet. The leases are classified as operating leases and are therefore excluded from our consolidated balance sheets. At September 30, 2002, we leased 99 aircraft with remaining lease terms ranging from 1 to 17 years. Future minimum lease payments due under all long-term operating leases were approximately $1.5 billion at September 30, 2002.

     Our long-term debt was primarily incurred pursuant to the acquisition of our B1900D aircraft. In 2002, the Company retired $32.7 million in debt by returning 12 B1900D aircraft. At September 30, 2002, we owned 39 B1900D aircraft which have underlying maturities through 2011.

     In December 1999, our Board of Directors authorized us to repurchase up to 10% of the outstanding shares of our common stock (approximately 3.4 million shares). In January 2001, the Board approved the repurchase by the Company of up to an additional one million shares of our common stock. As of September 30, 2002, we had acquired and retired approximately 4.0 million shares (approximately 12.5%) of our outstanding common stock at an aggregate cost of approximately $24.0 million, leaving approximately 400,000 shares available for repurchase under the existing Board authorizations. In October 2002, our Board of Directors authorized the repurchase of an additional two million shares. Purchases are made at management’s discretion based on market conditions and the Company’s financial resources.

     We have negotiated 10-year engine maintenance contracts with General Electric Aircraft Engines (“GE”) for our CRJ aircraft, Rolls-Royce Allison (“Rolls-Royce”) for our ERJ aircraft and Pratt and Whitney, Canada Aircraft Services (“PWC”) for our Dash 8-200 aircraft. The GE contract requires a monthly payment based upon flight hours incurred. The Rolls-Royce and PWC contracts provide for payment at the time of the repair event for a fixed dollar amount per flight hour. The rate under all contracts is subject to escalation based on changes in certain price indices.

     In December 2000, we reached agreement with Fleet Capital for a $35 million line of credit, collateralized by the Company’s inventory and receivables. The agreement, which expires in December 2003, has provisions that allow the expansion of available credit to $50 million by adding new lenders provided that there is additional collateral. The agreement also contains a financial covenant that requires the maintenance of certain financial ratios related to fixed charge coverage and total debt to capital. The Company was in compliance with these covenants at September 30, 2002. We intend to use the facility for general working capital purposes. We also had $13.7 million in letters of credit outstanding at September 30, 2002, which reduced the amount available under our line of credit with Fleet. There were no amounts outstanding under this facility at September 30, 2002. Based upon available collateral, $4.1 million remained available under the line at September 30, 2002.

     In May 2001, we entered into an agreement with BRAD to acquire 20 50-seat CRJ-200s, 20 64-seat CRJ-700s and 20 80-seat CRJ-900s (the “2001 BRAD Agreement”). Under the agreement, Mesa has the right to convert up to five CRJ-700 aircraft to CRJ-900 aircraft and to cancel the CRJ-200 aircraft. We have notified BRAD of our intention to convert to CRJ-900s. The total number of firm aircraft orders is now 15 CRJ-700s and 25 CRJ-900s. We secured the order with a $4.0 million deposit and will continue to make 24 monthly deposits of approximately $1.1 million through April 2003. In February 2002, Bombardier returned $7.0 million of deposits to the Company and applied $5.5 million to outstanding obligations. Deposits of $2.5 million will be returned to us upon completion of permanent financing on the first five aircraft ($500,000 per aircraft). The remaining deposits will be returned on a pro rata basis in equal amounts upon completion of permanent financing on each of the last five aircraft ($3.0 million per aircraft). The transaction includes standard product support provisions, including training support, preferred pricing on initial inventory provisioning, maintenance support and technical publication support. The aggregate list value of the 40 CRJ-700 and 900’s to be acquired under the agreement is approximately $1.0 billion. Deliveries of the CRJ-700 commenced in July 2002, with revenue service commencing in October. We are the launch customer of the CRJ-900 and expect to take delivery of the first aircraft in the first calendar quarter of 2003. In addition to the firm orders, we have an option to acquire an additional 80 CRJ-700 and CRJ-900 regional jets. In conjunction with the 2001 BRAD Agreement, we have $8.8 million on deposit with BRAD, which is included with lease and equipment deposits at September 30, 2002.

     On August 11, 2002, US Airways, filed for Chapter 11 bankruptcy protection. As a result of this filing, US Airways was required to obtain ratification of its code-share and revenue-guarantee agreements with the Company. Should US Airways not emerge from bankruptcy, this could have a material adverse effect on the Company. Subsequent to year-end, the Company reached agreement with US Airways to expand their regional jet agreement by adding 20 50-seat regional jets to the existing fleet of 32 regional jet aircraft. The 20 additional regional jets are scheduled to be integrated into the US Airways Express network in 2003, subject to compliance with the ‘jets-for-jobs’ provisions of the US Airways pilot contract. The aircraft are expected to be provided from a combination of internal and external sources. The agreement, including the original 32 regional jets under contract, was ratified by the United States Bankruptcy Court on November 8, 2002. Additionally, on November 22, 2002, the Company signed a non-binding letter of intent with US Airways to provide an additional 50 regional jets and issue a warrant to purchase 3,000,000 shares of our common stock. These aircraft, which will also be subject to ‘jets-for-jobs,’ would be delivered beginning in mid-to late-2003. As part of the US Airways bankruptcy restructuring, the Company also agreed to release our claim against $4.3 million in payments previously withheld by US Airways following the events of September 11, 2001.

     Management believes that the Company will have adequate cash flow to meet our operating needs. This is a forward-looking statement. Actual cash flows could materially differ from this forward-looking statement as a result of many factors, including the termination of one or more code-share agreements; failure of US Airways to emerge from bankruptcy protection; failure to sell, dispose of, or redeploy excess aircraft in a timely manner; a substantial decrease in the number of routes allocated to us under its code-share agreements with our code-share partners; reduced levels of passenger revenue, additional taxes or costs of compliance with governmental regulations; fuel cost increases; increases in competition; additional terrorist attacks; increases in interest rates; general economic conditions and unfavorable settlement of existing litigation.

Commitments

     As of September 30, 2002, we had $128.8 million in long-term debt (including current maturities). This amount consisted primarily of $120.8 million in notes payable related to the Company’s fleet of Beechcraft 1900D turboprop aircraft, $4.9 million related to the settlement of past contractual claims of an aircraft manufacturer and $1.0 million related to a mortgage note payable on one of our real estate properties.

     The following table sets forth our cash obligations as of September 30, 2002.

	2003	2004	2005	2006	2007	Thereafter	Total

Long-term Debt:
Notes payable related to B1900Ds	$17,561	$6,546	$6,870	$7,119	$7,378	$75,359	$120,833
Note payable to manufacturer	786	786	786	786	1,791	—	4,935
Mortgage note payable	33	35	38	41	44	838	1,029
Other	656	375	304	304	321	—	1,960

Total long-term debt	19,036	7,742	7,998	8,250	9,534	76,197	128,757

Payments under operating leases:
Cash aircraft rental payments(1)	121,639	113,943	108,625	107,390	108,003	897,892	1,457,492
Lease payments on equipment and operating facilities	572	531	369	214	47	484	2,217

Total lease payments	122,211	114,474	108,994	107,604	108,050	898,376	1,459,709

Future aircraft acquisition costs (2)	500,000	450,000	—	—	—	—	950,000

	2003	2004	2005	2006	2007	Thereafter	Total

Total	$641,247	$572,216	$116,992	$115,854	$117,584	$974,573	$2,538,466

(1)	Lease payments on aircraft flown pursuant to the our guaranteed-revenue agreements are reimbursed by the applicable code-share partner.

(2)	Represents the estimated cost of commitments to acquire CRJ-700 and -900 aircraft in the future. The acquisitions are expected to be accounted for as off balance sheet operating leases having lease terms of 16.5 years.

Recent Accounting Pronouncements

     In August 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. This statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SFAS No. 143 is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

     In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement will supercede SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-lived Assets to be Disposed of.” SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (i) recognition and measurement of the impairment of long-lived assets to be held and used; and (ii) measurement of the impairment of long-lived assets to be disposed of by sale. The statement requires assets held for sale to be reclassified as held and used if not disposed in one year. The statement further requires that the results of operations of assets to be disposed by other than sale be presented in continuing operations until the assets are disposed of or abandoned. The Company adopted SFAS No. 144 on October 1, 2002. The adoption did not have a material impact on the Company’s financial condition or results of operations.

     In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002.” This statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB 30”) criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends SFAS No. 13, “Accounting for Leases,” as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective October 1, 2002. The adoption did not have a material impact on its financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for exit costs, as defined in EITF 94-3, was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.